Exhibit 99.1

PDS Biotech Reports Second Quarter 2023 Financial Results and Provides Business Update

●	Successful submission of final clinical protocol and supporting CMC information to FDA to initiate Phase 3 VERSATILE-003 trial in the fourth quarter 2023
●	Biomarker data from VERSATILE-002 to be presented at ESMO 2023
●	Company to host conference call and webcast today at 8:00 AM EDT

PRINCETON, N.J., Aug. 14, 2023 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB) (PDS Biotech or the Company), a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary T cell activating platforms, will discuss its financial results for the quarter ended June 30, 2023 and provide a business update on its conference call today.

Recent Business Highlights:
PDS0101 Lead Drug Candidate
●
VERSATILE-003: Submitted the final Phase 3 clinical protocol and supporting Chemistry, Manufacturing and Controls (CMC) information to the U.S. Food and Drug Administration (FDA) to enable initiation of the VERSATILE-003 randomized, controlled multicenter study of PDS0101 in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in patients with human papillomavirus (HPV) 16-positive recurrent and/or metastatic head and neck cancer in the fourth quarter 2023

●	VERSATILE-002: Phase 2 open-label, multicenter study of PDS0101 in combination with KEYTRUDA® in patients with human papillomavirus (HPV) 16-positive recurrent and/or metastatic head and neck cancer
○	Announced clinical immune response data to be presented at upcoming European Society for Medical Oncology (ESMO) Congress 2023
■	Biomarker data highlighting HPV16-specific killer and helper T cell responses will be presented
○
Presented interim data at the 2023 American Society of Clinical Oncology (ASCO) annual meeting, demonstrating a 12-month overall survival rate of 87%, with only 8% of patients experiencing Grade 3 treatment-related adverse events, and no reports of more severe Grade 4 or 5 adverse events

○	Achieved the efficacy threshold in Stage 2 of this clinical trial for the naïve patient arm
■
14 patients in the immune checkpoint inhibitor (ICI) naïve arm experienced either a complete response or partial response on two consecutive scans 9-12 weeks apart, constituting a confirmed objective response. This result suggests that PDS0101 has a statistically significant additive effect over published results of ICI monotherapy

○	Completed enrollment in the ICI naïve arm and expect final data readout in mid-2024

PDS0301 Antibody-Conjugated Interleukin 12 (IL-12)

●
PDS0301 + docetaxel:  Phase 2, open label, single-arm trial of PDS0301 in combination with docetaxel in metastatic castration sensitive and castration resistant prostate cancer, led by the National Cancer Institute (NCI)

○	Announced selection of abstract for oral presentation by the NCI at the upcoming Cytokines 2023 Annual Meeting on October 15-18, 2023
○	The Phase 2 clinical trial is investigating the safety, immune responses, and clinical activity of the combination in metastatic prostate cancer patients
○	First clinical trial of an immunocytokine with docetaxel in prostate cancer patients
Business Highlights
●	PDS Biotech was added to the broad-market Russell 2000® and Russell 3000® Indexes in June 2023

“We continue to make significant strides with our lead candidate, PDS0101, specifically with the regulatory and clinical activities necessary to initiate the VERSATILE-003 trial, as well as with progression of the Phase 2 VERSATILE-002 clinical trial,” stated Dr. Frank Bedu-Addo, CEO of PDS Biotech. “In the second quarter, at ASCO 2023, we presented interim data from VERSATILE-002 which revealed an impressive estimated 12-month overall survival rate of 87% and a progression-free survival of 10.4 months, while maintaining a favorable safety profile when PDS0101 is combined with KEYTRUDA®. The reported 12-month overall survival rate for immune checkpoint inhibitors is 30-50%. These encouraging findings fuel our enthusiasm as we prepare to initiate the Phase 3 VERSATILE-003 clinical trial in which patient overall survival will be the primary trial outcome in the fourth quarter of 2023.”

Dr. Bedu-Addo further commented, “In addition to our enthusiasm for PDS0101, we are thrilled about the prospects of PDS0301 which we believe may potentially overcome some of the key safety and efficacy limitations of current cytokines. We are excited about the NCI’s abstract acceptance at the upcoming Cytokines 2023 annual meeting. We anticipate these results have the potential to offer valuable insights into the use of PDS0301 in conjunction with chemotherapy for various solid tumors, presenting a promising avenue for future development and commercialization possibilities.”

Second Quarter 2023 Financial Results

Net loss for the three months ended June 30, 2023 was approximately $11.5 million, or ($0.37) per basic share and diluted share, compared to a net loss of approximately $5.8 million, or ($0.20) per basic share and diluted share, for the three months ended June 30, 2022. The higher net loss this quarter was primarily due to costs incurred in connection with our research and development programs.

Research and development expenses increased to $8.0 million for the three months ended June 30, 2023 from $3.8 million for the three months ended June 30, 2022. The increase of $4.2 million is primarily attributable to an increase of $1.4 million in clinical trials, $0.5 million in personnel costs, including $0.2 million in non-cash stock-based compensation, and $2.3 million in manufacturing expenses.

General and administrative expenses increased to $4.7 million for the three months ended June 30, 2023 from $3.3 million for the three months ended June 30, 2022. The increase of $1.4 million is primarily attributable to an increase of $0.5 million in personnel costs, including $0.4 million in non-cash stock-based compensation and $0.9 million in professional fees.

Cash and cash equivalents as of June 30, 2023, totaled approximately $60.6 million. Based on the company’s cash resources, PDS Biotech believes this amount is sufficient to fund operations and research and development programs for 12 months following the filing of the Company’s June 2023 Quarterly Report on Form 10-Q which will be filed as of the date of this press release.

Conference Call and Webcast

The conference call is scheduled to begin at 8:00 AM EDT today, August 14, 2023. Participants should dial 877-407-3088 (United States) or 201-389-0927 (International) and reference conference ID 13731437. To access the webcast, please use the following link. The event will be archived in the investor relations section of PDS Biotech’s website for six months.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune® T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and will be advancing into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in 2023. Our Infectimune® based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About Versamune®
Versamune® is a novel investigational T cell activating platform which effectively stimulates a precise immune system response to a cancer-specific protein. Versamune® based investigational immunotherapies promote a potent targeted T cell attack against cancers expressing the protein. They are given by subcutaneous injection and can be combined with standard of care treatments. Clinical data suggest that Versamune® based investigational immunotherapies, such as PDS0101, demonstrate meaningful disease control by reducing and shrinking tumors, delaying disease progression and/or prolonging survival. Versamune® based immunotherapies have demonstrated minimal toxicity to date that may allow them to be safely combined with other treatments. We believe Versamune® based investigational immunotherapies represent a transformative treatment approach for cancer patients to provide improved efficacy, safety and tolerability.

About PDS0101
PDS0101, PDS Biotech’s lead candidate, is a novel investigational human papillomavirus (HPV)-targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. PDS0101 is given by subcutaneous injection alone or in combination with other immunotherapies and cancer treatments. In a Phase 1 study of PDS0101 in monotherapy, the treatment demonstrated the ability to generate multifunctional HPV16 targeted CD8 and CD4 T cells with minimal toxicity. Interim data suggests PDS0101 generates clinically effective immune responses and the combination of PDS0101 with other treatments can demonstrate significant disease control by reducing or shrinking tumors, delaying disease progression, and/or prolonging survival. The combination of PDS0101 with other treatments does not appear to compound the toxicity of other agents.

About PDS0301
PDS0301 is a novel investigational tumor-targeting antibody-conjugated Interleukin 12 (IL-12) that enhances the proliferation, potency and longevity of T cells in the tumor microenvironment. PDS0301 is given by a subcutaneous injection. PDS0301 is designed to improve the safety profile of
IL-12 and to enhance the anti-tumor response.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® and Infectimune® are registered trademarks of PDS Biotechnology Corporation.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
pdsb@cg.capital

Media Contacts:
Tiberend Strategic Advisors, Inc.
Dave Schemelia
Phone: +1 (609) 468-9325
dschemelia@tiberend.com

Eric Reiss
Phone: +1 (802) 249-1136
ereiss@tiberend.com

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$60,624,991	$73,820,160
Prepaid expenses and other assets	2,725,958	2,660,230
Total current assets	63,350,949	76,480,390

Property and equipment, net	143,600	-
Financing lease right-to-use assets	220,213	374,888
Operating lease right-to-use asset	39,488	152,645

Total assets	$63,754,250	$77,007,923

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,414,905	$1,219,287
Accrued expenses	3,376,325	8,313,708
Financing lease obligation-short term	53,309	56,612
Operating lease obligation-short term	59,650	231,429
Total current liabilities	7,904,189	9,821,036

Noncurrent liabilities:
Note payable, net of debt discount	23,254,367	23,020,844
Financing lease obligation-long term	151,505	164,013
Total liabilities:	$31,310,061	$33,005,893

STOCKHOLDERS' EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at June 30, 2023 and December 31, 2022, 30,868,188 shares and 30,170,317 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	10,188	9,956
Additional paid-in capital	155,187,231	145,550,491
Accumulated deficit	(122,753,230)	(101,558,417)
Total stockholders' equity	32,444,189	44,002,030

Total liabilities and stockholders' equity	$63,754,250	$77,007,923

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development expenses	$8,004,852	$3,761,646	$13,848,538	$8,922,961
General and administrative expenses	4,691,321	3,331,006	8,270,049	6,648,913
Total operating expenses	12,696,173	7,092,652	22,118,587	15,571,874

Loss from operations	(12,696,173)	(7,092,652)	(22,118,587)	(15,571,874)

Interest income (expenses), net
Interest income	750,654	74,547	1,479,995	80,247
Interest expense	(995,397)	-	(1,962,242)	-
Interest income (expenses), net	(244,743)	74,547	(482,247)	80,247

Loss before income taxes	(12,940,916)	(7,018,105)	(22,600,834)	(15,491,627)
Benefit for income taxes	1,406,021	1,198,905	1,406,021	1,198,905
Net loss and comprehensive loss	(11,534,895)	(5,819,200)	(21,194,813)	(14,292,722)

Per share information:
Net loss per share, basic and diluted	$(0.37)	$(0.20)	$(0.69)	$(0.50)

Weighted average common shares outstanding, basic, and diluted	30,802,498	28,451,579	30,616,310	28,450,104